UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 22, 2016

AngioDynamics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50761	11-3146460

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Plaza Drive Latham, New York	12110

(Address of Principal Executive Offices)	(ZipCode)

(518) 795-1400

(Registrant’s telephone number, including area code)
 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced in the Form 8-K of AngioDynamics, Inc. (the “Company”) filed on April 6, 2016, the Company’s former Chief Executive Officer, Joseph M. DeVivo, left the Company effective March 31, 2016 in order to pursue other interests.  In connection with Mr. DeVivo’s departure, the Company entered into a Separation Agreement and General Release with Mr. DeVivo on April 22, 2016 (the “Agreement”).

Under the terms of the Agreement, Mr. DeVivo will receive a payment equal to his annual base salary on the terms and subject to the conditions set forth in the Agreement.  In addition, Mr. DeVivo’s unexpired but unvested performance shares, stock options and restricted stock units will continue to vest according to their terms during the twelve month period following the date of the Agreement.  Mr. DeVivo will also be entitled to payment for all accrued but unused vacation pay and to continued health benefits for a period of twelve months, subject to certain exceptions.

Mr. DeVivo has agreed to reasonably cooperate with the Company for one hundred eighty days in transitioning all pending matters and has agreed to provide a general release to the Company.  The Agreement also provides that Mr. DeVivo will abide by the terms of certain non-competition and non-solicitation provisions for a period of twelve months from the date of the Agreement.

The foregoing description of the Agreement is qualified in its entirety by the text of such agreement, a copy of which is attached hereto as Exhibit 10.1 and the terms of which are incorporated herein by this reference.

Item 9.01 – Financial Statements and Exhibits.

(d)              Exhibits.

Exhibit No.	Description

10.1	Separation Agreement and General Release, dated April 22, 2016, between AngioDynamics, Inc. and Joseph M. DeVivo

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGIODYNAMICS, INC. (Registrant)

Date: April 27, 2016	By:	/s/ Stephen A. Trowbridge
Stephen A. Trowbridge
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement and General Release, dated April 22, 2016, between AngioDynamics, Inc. and Joseph M. DeVivo